Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, 540-278-1705

Charles W. Maness, Jr. Executive Vice President and CFO, 540-278-1702

HomeTown Bankshares Reports Record First Quarter Earnings

Earnings Per Share Up 36% Over 2013

ROANOKE, Va., April 25, 2014 - HomeTown Bankshares Corporation (the "Company"), the parent company of HomeTown Bank, reported record earnings of $803,000 for the quarter ended March 31, 2014, a 53.0% increase, or $278,000, over the $525,000 in net income reported for the comparative period in 2013.

Net income available to common shareholders increased 59.4%, or $221,000, to $593,000 after preferred dividend payments of $210,000. Fully diluted earnings per share increased 36.4% to $0.15 per share compared to $0.11 per share for the comparative period of 2013.

"We are very pleased to report another quarter of record earnings which was accomplished during a relatively flat economy. Our growth from increased activity in loan originations and a sizable increase in core deposits contributed to our strong earnings during the first quarter of 2014,” said Susan K. Still, President and CEO. “Continued growth in assets and net income, combined with ongoing improvement in asset quality are all indicative of the talent and commitment of our employees, our management team and our directors. As we grow we will continue to focus on building a strong and enduring financial institution for the communities we serve, our customers and our shareholders,” she continued.

Earnings Highlights

Net interest income increased to $3.56 million, a $264,000, or 8.0%, improvement over the first quarter of 2013. The improvement in net interest income was driven by a combination of growth in the Company's earning assets, predominantly loans, and the continued reduction in funding costs. The Company's loan portfolio ended the period at $311.8 million representing an increase of 12.5%, or $34.5 million, over the prior year.  The Company's net interest margin increased to 3.94% in the first quarter of 2014, up from 3.87% in the same period of 2013. The increase in net interest margin over prior year reflects a lower cost of funds due to continued growth in non-interest bearing deposits.

Noninterest income, excluding gains on sales of investment securities, increased by $18,000, or 5.7%, to $333,000 for the first quarter of 2014, compared to the first quarter of 2013. The majority of the increase was attributable to service charge income on deposit accounts, ATM and interchange income as well as BOLI income, which collectively increased $68,000 or 28.9% and partially offset a $50,000 reduction in mortgage brokerage income over the comparative period in 2013. Mortgage income was down over the prior year due to the reduction in mortgage refinancing, a nationwide trend that began in the second half of 2013.

Noninterest expense decreased $43,000, or 1.6%, compared to the first quarter of 2013 due to a reduction in professional fees, primarily legal fees and FDIC insurance premiums.

Balance Sheet

At March 31, 2014, total assets reached $410.7 million, an increase of $33.8 million, or 9.0%, over 2013. The loan portfolio ended the period at $311.8 million representing an increase of 12.5%, or $34.5 million, from the prior year, while earning assets increased to $372.5 million, a 7.9%, or $27.4 million, increase over March 31, 2013.

Total deposits increased $29.3 million over prior year, or 9.2%, to $348.6 million, with continued growth in noninterest bearing demand deposits, which ended the quarter at $44.9 million, a 27.5% increase, or $9.7 million, from March 31, 2013.  Noninterest bearing deposits represented 12.9% of total deposits at March 31, 2014.  Retail deposits, excluding noncore CDARS and brokered deposits, increased by $31.1 million, or 11.1%, while noncore CDARS and brokered deposits decreased by $1.8 million, or 4.6%, as the Company reduced its use of wholesale funding sources.

Capital Strength

The Company's total equity at March 31, 2014 rose to $40.7 million, an increase of $3.7 million, or 10.0%, from March 31, 2013.  Capital levels remained very satisfactory as total risk-based capital, Tier 1 capital, and Tier 1 leverage ratios were 13.7%, 12.5% and 10.2%, respectively. All ratios exceed the current regulatory standards for well capitalized status.

Credit Quality

As shown in the table below, the Company's asset quality continued to improve during the first quarter of 2014. Nonperforming assets, excluding performing restructured loans, totaled $8.1 million, or 1.97%, of Company assets at March 31, 2014, as compared to $11.8 million, or 3.13%, at March 31, 2013, and $9.1 million, or 2.27%, at December 31, 2013. During the current quarter, there were no additions of non-performing loans to foreclosed property, and there were sales of $968,000 of foreclosed property.  The provision for loan losses decreased 44.0%, or $55,000, compared to the first quarter of 2013, while there were just $2,000 in net charge-offs during the first quarter of 2014 compared to $116,000 in the comparative period of 2013.

Asset Quality Trends
(in thousands)	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Nonperforming loans	$937	$989	$801	$1,223	$2,356
Foreclosed property, (Other Real Estate Owned)	7,175	8,143	8,400	8,440	9,440
Total nonperforming assets, excluding performing restructured loans	$8,112	$9,132	$9,201	$9,663	$11,796
Quarterly net loans charged off (recovered)	$2	$(37)	$(24)	$139	$116
Year-to-date net loans charged off	$2	$194	$231	$255	$116

About HomeTown Bankshares Corporation

HomeTown Bankshares Corporation is the parent company of HomeTown Bank, which officially opened for business on November 14, 2005. HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals.  The Bank serves three markets including the Roanoke Valley, the New River Valley and Smith Mountain Lake through five branches, seven ATMs, HomeTown Mortgage and HomeTown Investments.  A high level of responsive and personal service coupled with local decision-making is the hallmark of its banking strategy. For more information, please visit www.hometownbankva.com.

Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, and competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

(See Attached Financial Statements for the year-to-date and quarter ending March 31, 2014)

HomeTown Bankshares Corporation

Consolidated Condensed Balance Sheets

March 31, 2014, December 31, 2013

and March 31, 2013

	March 31,	December 31,	March 31,
In Thousands, Except Share and Per Share Data	2014	2013	2013
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$15,784	$19,537	$12,456
Federal funds sold	498	738	47
Securities available for sale, at fair value	57,350	57,922	65,453
Restricted equity securities, at cost	2,363	2,564	2,358
Loans held for sale	509	-	-
Total loans	311,777	297,933	277,259
Allowance for loan losses	(3,789)	(3,721)	(3,799)
Net loans	307,988	294,212	273,460
Property and equipment, net	12,435	12,155	10,037
Other real estate owned	7,175	8,143	9,440
Other assets	6,641	7,166	3,694
Total assets	$410,743	$402,437	$376,945

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$44,888	$46,232	$35,194
Interest-bearing	303,757	293,538	284,121
Total deposits	348,645	339,770	319,315
Short term borrowings	1,001	258	663
Federal Home Loan Bank borrowings	19,000	22,000	19,000
Other liabilities	1,438	871	1,024
Total liabilities	370,084	362,899	340,002

Stockholders’ Equity:
Preferred stock	13,293	13,293	10,252
Common stock	16,438	16,351	16,167
Surplus	15,263	15,339	15,494
Retained deficit	(4,253)	(4,846)	(6,215)
Accumulated other comprehensive (loss) income	(82)	(599)	1,245
Total stockholders’ equity	40,659	39,538	36,943
Total liabilities and stockholders’ equity	$410,743	$402,437	$376,945

HomeTown Bankshares Corporation

Consolidated Condensed Statements of Income

For the Three Months Ended March 31, 2014 and 2013

	For the Three Months
	Ended March 31,
In Thousands, Except Share and Per Share Data	2014	2013
	(Unaudited)	(Unaudited)
Interest income:
Loans and fees on loans	$3,695	$3,475
Taxable investment securities	263	332
Nontaxable investment securities	94	23
Other interest income	41	35
Total interest income	4,093	3,865
Interest expense:
Deposits	440	476
Other borrowed funds	94	94
Total interest expense	534	570
Net interest income	3,559	3,295
Provision for loan losses	70	125
Net interest income after provision for loan losses	3,489	3,170
Noninterest income:
Service charges on deposit accounts	91	68
ATM and interchange income	94	77
Mortgage loan brokerage fees	30	80
Gains on sales of investment securities	-	2
Other income	118	90
Total noninterest income	333	317
Noninterest expense:
Salaries and employee benefits	1,412	1,376
Occupancy and equipment expense	366	320
Advertising and marketing expense	103	140
Professional fees	73	136
(Gains), losses on sales and writedowns of other real estate owned, net	(5)	2
Other real estate owned expense	64	52
Other expense	644	674
Total noninterest expense	2,657	2,700
Net income before income taxes	1,165	787
Income tax expense (benefit)	362	262
Net income	803	525
Effective dividends on preferred stock	210	133
Accretion of discount on preferred stock	-	20
Net income available to common stockholders	$593	$372
Basic earnings per common share	$0.18	$0.11
Diluted earnings per common share	$0.15	$0.11
Weighted average common shares outstanding	3,276,631	3,265,285
Diluted average common shares outstanding	5,516,631	3,265,285

HomeTown Bankshares Corporation

Financial Highlights

(Unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	March 31	March 31
	2014	2013
PER SHARE INFORMATION
Book value	$8.32	$8.16
Earnings per share, basic	$0.18	$0.11
Earnings per share, diluted	$0.15	$0.11

PROFITABILITY
Return on average assets	0.81%	0.57%
Return on average shareholders' equity	8.09%	5.75%
Net interest margin	3.94%	3.87%
Efficiency	66.75%	73.32%

BALANCE SHEET RATIOS
Total loans to deposits	89.43%	86.83%
Securities total assets	14.54%	17.99%
Tier 1 leverage ratio	10.2%	9.6%

ASSET QUALITY
Nonperforming assets to total assets	1.97%	3.13%
Nonperforming assets, including restructured loans, to total assets	3.50%	4.81%
Net charge-offs to average loans (annualized)	0.00%	0.17%

Composition of risk assets: (in thousands)
Nonperforming assets:
Nonaccrual loans	$937	$2,356
Other real estate owned	7,175	9,440
Total nonperforming assets, excluding performing restructured loans	$8,112	$11,796
Restructured loans, performing in accordance with their modified terms	6,266	6,332
Total nonperforming assets, including performing restructured loans	$14,378	$18,128

Allowance for loan losses: (in thousands)
Beginning balance	$3,721	$3,790
Provision for loan losses	70	125
Charge-offs	(36)	(279)
Recoveries	34	163
Ending balance	$3,789	$3,799